                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        j2 GLOBAL COMMUNICATIONS, INC.
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

[LOGO] J2 Logo

                        j2 Global Communications, Inc.
                           6922 Hollywood Boulevard
                                   8th Floor
                          Hollywood, California 90028
                            Telephone: 323-860-9200

                                                              November 26, 2001

Dear stockholder:

   On behalf of the board of directors, I cordially invite you to attend the special meeting of stockholders to be held on December 20, 2001. At the meeting we will be asking stockholders to approve both a charter amendment that would reduce j2 Global's authorized common stock, and an amendment to its stock option plan that would increase the maximum number of shares of common stock that may be issued under the plan. We hope you will be able to attend the meeting.

   Starting today, we are sending the enclosed proxy statement to all of our stockholders. Please read it carefully before deciding how to vote.

   Your vote is very important. Even if you plan to attend the meeting in person, please complete, sign, and date the enclosed proxy card and promptly return it to us in the postpaid envelope also enclosed.

                                          Sincerely,


                                          /s/ Richard S. Ressler
                                          Richard S. Ressler
                                          Chairman of the Board

                        J2 Global Communications, INC.

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 20, 2001

                               -----------------

TO ALL STOCKHOLDERS:

   A special meeting of stockholders of j2 Global Communications, Inc., a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on December 20, 2001 at 10:00 a.m., Pacific time, to consider and act on two proposals:

  . To adopt an amendment of Article FOURTH of j2 Global's certificate of incorporation that would reduce the number of authorized shares of our common stock from 200 million to 50 million.

  . To approve an amendment of our Second Amended and Restated 1997 Stock Option Plan increasing the total number of shares of common stock that may be used for purposes of the plan from 2 million to 2.5 million.

   The attached proxy statement contains a more complete description of each proposal.

   Only record holders of j2 Global common stock at the close of business on November 19, 2001 are entitled to notice of and to vote at the meeting. Action may be taken on the proposals, either at the meeting, or on any date to which the meeting properly is postponed or adjourned. You may vote in person at the meeting even if you return a proxy.

                                          By Order of the Board of Directors,


                                          /s/ Jeffrey D. Adelman
                                          Jeffrey D. Adelman
                                          Secretary

November 26, 2001
Hollywood, California


  YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE ASK THAT YOU COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                        j2 GLOBAL COMMUNICATIONS, INC.

                                Proxy Statement

                               November 26, 2001

                                    GENERAL

   The board of directors of j2 Global Communications, Inc. is soliciting proxies to be voted at a special meeting of our stockholders to be held at 10:00 a.m., Pacific Time, on December 20, 2001 at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, and at any adjournment of that meeting. This proxy statement contains information that may help you decide whether to return the enclosed proxy and how to vote.

   Please read this proxy statement carefully. You can obtain more information about j2 Global from the annual and quarterly reports and other public documents we file with the SEC.

Quorum, Voting, and Proxy Procedures

   At the close of business on November 19, 2001 (the record date for the
meeting),     shares of our common stock (our only outstanding class of voting stock) were outstanding. Only holders of record of common stock at the close of business on the record date will be entitled to vote, with each outstanding share of common stock entitled to one vote. To have a quorum, holders of a majority of our common stock outstanding on the record date must be present at the meeting--either in person or by proxy.

   The proposal to adopt the amendment of our certificate of incorporation requires the affirmative vote of holders of a majority of all shares of common stock outstanding on the record date for the meeting. If you choose to "abstain" on the proposal or otherwise do not vote on the proposal, in effect you will be voting against the proposal.

   The proposal to approve the amendment of our stock option plan requires the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the meeting. For purposes of this proposal, if you are present or represented at the meeting but formally abstain from voting on the proposal, this will have the same effect as voting against the proposal. However, otherwise not voting (including by broker non-vote) will have no effect on the outcome of the vote on the proposal.

   If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted FOR both of the proposals. If you do not return a signed proxy, then unless you attend the meeting and vote in person, your shares will not be voted. You may revoke a proxy any time before the voting begins in any of the following ways:

  .  Giving written notice to j2 Global's corporate secretary;

  .  Signing a later dated proxy; or

  .  Appearing in person and voting at the meeting.

Cost of Solicitation

   We are paying the expenses of this solicitation. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy material to principals and seeking their instructions. Our directors, officers, and employees may solicit proxies in person or by telephone, fax, e-mail, or similar means, in addition to soliciting by mail.

Principal Stockholders

   The table that follows shows the number of shares of j2 Global common stock beneficially owned at the record date for the meeting by persons we know to be beneficial owners of more than 5% of our outstanding common stock as of the record date.

                                                    Number of    Percentage
     Name and Address                                Shares       of Class
     ----------------                               ---------    ----------
     Richard S. Ressler............................ 3,365,144(1)
        c/o Orchard Capital Corporation
        6922 Hollywood Boulevard, 9th Floor
        Los Angeles, CA 90028

     Citadel Limited Partnership................... 1,141,282(2)
        225 W. Washington
        9/th/ Floor
        Chicago, Illinois 60606

     Boardrush Media LLC...........................   732,830
        972 Putney Road, Suite 299
        Brattleboro, VT 05301

     Michael J.G. Gleissner........................   643,029
        12340 NE 6/th/ Court
        Miami, FL 33161

--------
(1) Consists of 3,187,379 outstanding shares owned by Orchard/JFAX Investors, LLC, 97,561 outstanding shares owned by The Ressler Family Foundation, 77,079 shares that Orchard/JFAX Investors may purchase pursuant to warrants exercisable in full at this time, and 41,667 shares subject to options owned by Mr. Ressler exercisable currently or within 60 days of the record date for the meeting. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of The Ressler Family Foundation, but disclaims beneficial ownership of any shares of stock in which he has no pecuniary interest.

(2) Citadel Limited Partnership is part of a group having shared voting and dispositive power over 1,141,282 outstanding shares of our common stock. These shares are owned by two members of the group: Fisher Capital Ltd., which owns 742,223 shares, and Wingate Capital Ltd, which owns 399,059 shares. Fisher Capital Ltd. also has the right to acquire 426,724 shares upon the exercise of warrants exercisable for $0.04 per share and 12,968 shares upon the exercise of warrants exercisable for $209.76 per share, and Wingate Capital Ltd. also has the right to acquire 229,526 shares upon the exercise of warrants exercisable for $0.04 per share and 6,983 shares upon the exercise of warrants exercisable for $209.76 per share. In general, these warrants are exercisable, in whole or in part, today. However, neither warrant holder may exercise its warrants if after giving effect to the exercise the warrant holder (together with its affiliates) (i) would beneficially own 10% or more of our common stock following the warrant exercise or (ii) would have acquired, through exercise of warrants or otherwise, during the 60-day period ending on and including the warrant exercise date, a number of shares of common stock that, when added to the number of shares beneficially owned by it (together which its affiliates) at the beginning of that 60-day period, would exceed 10% of the outstanding shares of common stock following the exercise. The shares subject to the warrants are not included in the table above.

Management's Beneficial Ownership

   The table that follows shows the beneficial ownership of our common stock as of the record date by each of our directors, by each current or former executive officer who was named in the Summary Compensation Table of the proxy material for our annual meeting held on June 26, 2001, and by all of our directors and current executive officers as a group, including Scott M. Jarus, who has served as our President (our principal executive officer) since July 2001. Each individual named in the table, except Steven Hamerslag, has an address c/o j2 Global Communications, Inc., 6922 Hollywood Blvd., Suite 800, Los Angeles, CA 90028. Mr. Hamerslag's address is c/o Fortuna Ventures, P.O. Box 730, Rancho Santa Fe, CA 92067.

                                                    Number of
                                                      Shares
                                                   Beneficially  Percentage
    Name                                              Owned       of Class
    ----                                           ------------  ----------
    Richard S. Ressler............................  3,365,144(1)      %
    John F. Rieley................................     46,875(2)      *
    Michael P. Schulhof...........................    278,901(3)      %
    Robert J. Cresci..............................      3,125(4)      *
    Douglas Y. Bech...............................          0       0.0%
    Scott M. Jarus................................     12,249         *
    Steven J. Hamerslag...........................     92,000         %
    Nehemia Zucker................................    135,508(5)      %
    R. Scott Turicchi.............................    116,418(6)      *
    Leo D'Angelo..................................     15,000(7)      *
    All directors and current executive officers
      as a group (10 persons).....................  3,966,970(8)      %

--------
 *  Less than 1%.

(1) We provide more information about shares shown for Mr. Ressler in note (1) to the table under "Principal Stockholders."

(2) Consists of 43,750 outstanding shares and 3,125 shares subject to options currently exercisable or that will become exercisable within the next 60 days.

(3) Consists of 65,776 outstanding shares, 210,000 shares subject to currently exercisable warrants, and 3,125 shares subject to options currently exercisable or that will become exercisable within the next 60 days.

(4) Consists entirely of shares subject to options currently exercisable or that will become exercisable within the next 60 days.

(5) Consists of 65,435 outstanding shares and 70,073 shares subject to options currently exercisable or that will become exercisable within the next 60 days.

(6) Consists of 500 outstanding shares, 35,918 shares subject to currently exercisable warrants, and 80,000 shares subject to options currently exercisable or that will become exercisable within the next 60 days.

(7) Consists of 7,500 outstanding shares and 7,500 shares subject to options currently exercisable or that will become exercisable within the next 60 days.

(8) Includes all outstanding shares reported except those for Mr. Hamerslag, and includes all reported shares subject to warrants or options exercisable or that will become exercisable within the next 60 days.

 PROPOSAL TO ADOPT AMENDMENT OF CERTIFICATE OF INCORPORATION THAT WOULD REDUCE
    TOTAL SHARES OF AUTHORIZED COMMON STOCK FROM 200 MILLION TO 50 MILLION

   Currently, j2 Global's certificate of incorporation authorizes us to issue up to 201 million shares of capital stock-200 million shares as common stock and one million as preferred stock. At the record date for the meeting, shares
of the authorized common stock were issued and outstanding,     shares of
common stock were issued and held in our treasury, and 2,405,171 shares of common stock were reserved for future issuance, either from the authorized but unissued shares or from the treasury, pursuant to the exercise of warrants or stock options or pursuant to share purchases under the 2001 j2 Global Communications Employee Stock Purchase Plan. No shares of preferred stock are outstanding, held in our treasury, or reserved for future issuance for any purpose.

   Because we are incorporated in Delaware, we must pay that state an annual franchise tax. The amount of that tax partly depends on the value of our assets and the number of shares of authorized stock we have issued, but it also depends on the total number of shares of capital stock we are authorized to issue. In general, the higher the total number of shares of our authorized capital stock, the higher the tax will be.

   The four-to-one reverse split of our common stock that became effective last February reduced the number of issued shares of our common stock, as well as the number of shares reserved for future issuance, but it did not reduce the total number of shares of our authorized common stock. After considering effects of the reverse stock split and the potential tax savings that would be realized by reducing the amount of our authorized common stock, our board of directors has determined that reducing the authorized common stock on a four-for-one basis also would be appropriate and in the best interests of our stockholders. We expect that by reducing our authorized shares of common stock from 200 million to 50 million will reduce our Delaware franchise taxes by approximately $100,000 per year beginning calendar year 2002. However, because the amount of franchise tax payable for any given year also depends on asset value and on the number of shares issued, both of which likely will change over time, we cannot estimate the extent to which the amendment would reduce franchise taxes for any other year. However, the amendment would not increase franchise taxes otherwise payable for any year, and we expect it will result in annual savings for the foreseeable future.

   Reducing our authorized common stock requires an amendment to Article FOURTH of j2 Global's certificate of incorporation, which must be approved by the board of directors and adopted by the stockholders. Accordingly, the board has unanimously approved an amendment to Article FOURTH and recommends it to the stockholders for adoption at the meeting. The proposed amendment would change the first sentence of Article FOURTH to read, in its entirety, as follows:

   "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 51,000,000, of which 50,000,000 shares of the par value of $0.01 shall be designated as Common Stock and 1,000,000 shares of the par value of $0.01 shall be designated as Preferred Stock."

   Amending Article FOURTH as proposed would have no effect on our authorized preferred stock and would not affect any already-issued shares of common stock, any shares of common stock reserved for future issuance, or any shares of common stock that could become reserved for future issuance if the other proposal on the agenda for the meeting also is approved. If the stockholders adopt the proposed amendment, it will become effective as soon as we file a certificate of amendment embodying it with the appropriate Delaware authorities, which we plan to do as soon as practicable after the meeting.

   The Board of Directors recommends a vote "FOR" adoption of the proposed amendment to Article Fourth of our certificate of incorporation.

PROPOSAL TO APPROVE AMENDMENT OF SECOND AMENDED AND RESTATED 1997 STOCK OPTION
  PLAN INCREASING TOTAL SHARES OF COMMON STOCK PERMITTED FOR PLAN USES FROM 2
                            MILLION TO 2.5 MILLION

   As it currently is in effect, j2 Global's 1997 stock option plan gives the Compensation Committee of our board of directors discretionary authority from time to time to grant employees of j2 Global or a subsidiary selected by the committee "incentive stock options" on our common stock (options entitled to special tax treatment under Section 422 of the Internal Revenue Code) and to grant "nonstatutory stock options" on our common stock (options that are not incentive stock options) to consultants to j2 Global or a subsidiary and members of our board of our directors selected by the committee, as well as to selected employees. Since the most recent amendment of the plan, which occurred last May, the plan also gives the committee discretionary authority to make grants of "restricted shares" (shares of common stock subject to transfer restrictions and risk of forfeiture for specified time periods) to the same kinds of persons that may be granted nonstatutory stock options under the plan. In addition, the plan permits grants of options under it in substitution for options held by employees of other companies who become eligible to receive options under the plan as a result of a merger, consolidation, reorganization or similar event. The terms and conditions of those sorts of plan options may vary from the terms and conditions otherwise contemplated by the plan, to the extent deemed appropriate by the committee in order to conform the terms and conditions of the new options with those of the options they replace.

   Subject to adjustment for recapitalization events, Section 3.2 of the plan currently sets the maximum number of shares of common stock that may be used for purposes of the plan at two million. (The former maximum of eight million shares was adjusted downward after the four-to-one reverse stock split, as contemplated by the adjustment provisions of the plan.) Available shares can be used for any of the purposes authorized by the plan.

   In connection with our recently completed exchange offer for employee and director stock options, we expect to grant replacement options under the plan covering 257,128 shares of our common stock and have reserved that number of shares for future issuance under the plan. Currently, in addition to those reserved shares, 408,165 other shares of common stock are reserved for future issuance in settlement of other outstanding options granted under the plan and (after giving effect to the reverse stock split), 54,868 shares have been issued in settlement of already exercised plan options. This leaves 710,425 shares currently available for future option or restricted share grants under the plan.

   The plan provides that any shares subject to plan options that expire or are cancelled unexercised, and any restricted shares that are forfeited on which no dividends have been paid (or on which dividends have been paid if the dividends also are forfeited) again would become available for plan purposes, but we cannot predict in advance how many additional shares may become available due to expirations, cancellations, or forfeitures. Also, in the event j2 Global were to engage in an acquisition, the maximum number of shares currently specified in our plan may prove insufficient to enable us to use the plan for replacing outstanding options held by employees of an acquired company.

   With these matters in mind, our board of directors has determined that it is in the best interests of j2 Global and its stockholders to extend continued availability of the plan by further amending it to increase the number of shares available for plan use by 500,000. Generally, the board may amend the plan without stockholder approval, but the plan provides that an amendment shall be subject to stockholder approval if required by applicable laws, regulations, or rules. In this case, the board has been advised that stockholder approval is required by federal tax provisions relating to incentive stock options and by NASD rules that apply to j2 Global.

   Accordingly, subject to stockholder approval at the meeting, the board of directors has amended the first sentence of Section 3.2 of the plan to read, in its entirety, as follows:

   "The aggregate number of shares of Common Stock which may be issued upon the exercise of Options granted under the Plan and which may be issued in the form of Restricted Stock shall not exceed 2,500,000 million of the authorized shares of Common stock, all or any part of which may be issued pursuant to Incentive Stock Options, Nonstatutory Stock Options, Restricted
Stock grants, or any combination thereof."

   This amendment makes no other change in the existing plan, and the only change in the sentence above from the same sentence in the existing plan is to increase the aggregate number of shares permitted for plan use from 2 million to 2.5 million.

   Although our board adopted the amendment primarily for the reasons discussed above, you should keep in mind that any or all of the additional half million shares that the amendment would authorize also could be used for grants to any of our current executive officers, other officers, or directors, as well as to other employees or consultants. Due to the discretionary nature of the plan, we cannot predict the extent of additional benefits that any individual or category of eligible individual ultimately will receive under it, whether or not the amendment is approved, but, if it is approved, it may be that some or all of them may receive some additional benefits.

   If the amendment is not approved by the stockholders at the meeting, it will not become effective, and the maximum shares available for plan use will remain at two million.

   The board of directors recommends a vote "For" approval of the amendment of the 1997 stock option plan described above.

                                 OTHER MATTERS

   We do not intend to bring any matters before the meeting other than the two matters discussed above, and we know of no other matters to be brought before the meeting by others. If any other matters properly come before the meeting, the persons named in the accompanying proxy will have authority to vote on them in their discretion.

                                          By Order of the Board of Directors,


                                          /s/ Richard S. Ressler
                                          Richard S. Ressler
                                          Chairman of the Board

Dated: November 26, 2001

     PROXY

                        j2 GLOBAL COMMUNICATIONS, INC.

              SPECIAL MEETING OF STOCKHOLDERS--December 20, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder(s) of j2 Global Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated November 26, 2001, and hereby appoint(s) Nehemia Zucker and Jeffrey
     D. Adelman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of j2 Global Communications Inc., to be held December 20, 2001 at 10:00 a.m., local time, at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, and at any continuation or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth below.

     This proxy will be voted as directed on each proposal set out below and, unless a contrary direction on a proposal is given, will be voted "For" approval of each proposal. If any other matters properly come before the meeting, the proxy holders may vote on those matters as they deem advisable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH PROPOSALS BELOW

               (Continued and to be signed on the reverse side)

     [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

     1. To adopt an amendment to Article Fourth of j2 Global's certificate of incorporation that would reduce the number of authorized shares of j2 Global common stock from 200 million to 50 million.

                 [_] FOR           [_] AGAINST         [_] ABSTAIN

     2. To approve an amendment to Section 3.2 of j2 Global's Second Amended and Restated 1997 Stock Option Plan increasing the total number of shares of common stock that may be used for purposes of the Plan from 2 million to 2.5 million.

                 [_] FOR           [_] AGAINST         [_] ABSTAIN

     [_] Mark here for address change and note in the space provided.

                                                                Signature(s): _

                                                                Date: _________

                                                                Note: This
                                                                proxy should be
                                                                marked, dated
                                                                and signed by
                                                                the
                                                                stockholder(s)
                                                                exactly as his
                                                                or her name
                                                                appears hereon
                                                                and returned
                                                                promptly in the
                                                                enclosed
                                                                envelope.
                                                                Persons in a
                                                                fiduciary
                                                                capacity should
                                                                so indicate. If
                                                                shares are held
                                                                by joint
                                                                tenants or as
                                                                community
                                                                property, each
                                                                person should
                                                                sign.

     Please date, sign and mail your proxy card back as soon as possible!